Exhibit 99.1

News Release

Palo Alto Networks Welcomes Jean English as New Chief Marketing Officer

René Bonvanie assumes new role as Executive Vice President of Strategic Accounts

SANTA CLARA, Calif., July 11, 2019 — Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the appointment of marketing veteran Jean English to the position of chief marketing officer (CMO). She will assume the role on August 1, 2019.

English will be based in the company’s Santa Clara headquarters and report directly to Palo Alto Networks Chairman and CEO Nikesh Arora. She most recently served as senior vice president and CMO at NetApp for three years. Prior to that, she spent 17 years at IBM in a variety of roles globally, including serving as the global vice president for IBM cloud marketing and leading the go-to-market transformation for IBM’s cloud business.

“Jean is an exceptionally experienced and creative marketer with a very strong track record. She will be a great addition to our team and will help further strengthen our position as the clear leader in cybersecurity.”

~ Nikesh Arora, chairman and CEO, Palo Alto Networks

“I’m excited and honored to join Nikesh and the team. Palo Alto Networks is uniquely positioned to be the cybersecurity partner of choice for companies around the globe. I particularly look forward to applying my experience in cloud and infrastructure to help customers protect their digital way of life.”

~ Jean English, incoming chief marketing officer, Palo Alto Networks

René Bonvanie, current chief marketing officer, has decided to step away from his related responsibilities to allow him to more effectively manage a chronic illness. In his new role, Bonvanie will serve as executive vice-president of strategic accounts. He will report to CEO Nikesh Arora and work closely with President Amit Singh and the go-to-market team.

“René has achieved in a decade what very few marketers have done in their careers by building a globally recognized brand in the cybersecurity industry with Palo Alto Networks. I am very happy that he remains committed to the company and the team and will focus his talents and energy on helping further grow our business.”

~ Nikesh Arora, chairman and CEO, Palo Alto Networks

“I am incredibly proud of what we achieved as a team in my 10 years at the company. I remain fully committed to Palo Alto Networks and look forward to my new role.”

~ René Bonvanie, EVP and CMO, Palo Alto Networks

About Palo Alto Networks

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before. For more information visit www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners.

Media Contact:

Kristen Batch

Senior Vice President of Corporate Communications, Palo Alto Networks

Mobile: 503-516-6297

kbatch@paloaltonetworks.com

Investor Relations Contact:

David Niederman

Vice President, Investor Relations, Palo Alto Networks

Work: 699-400-7323

dniederman@paloaltonetworks.com